Exhibit 99.1

'The Last Oasis in the Desert'

Dear Shareholders:

We have just released Genius Brands International’s 10-Q report for the 1st quarter 2016, and I am pleased to report the company continues to grow and post positive results across key financial metrics.

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•	Television & Home Entertainment Revenue, up 54% from the same period in 2015

•	Accounts Receivable, up 105% from the year ended December 31, 2015
(Increases due to new contracts which were signed near the end of the quarter as well as milestone payments in our some of our existing contracts)

•	Deferred Revenue and Advances, up 202% from the year ended December 31, 2015
(Contracted revenues are recognized as revenue recognition criteria are met, and are a strong indicator of the increase in properties that are currently in production and development)

•	Operating Cash Flow, up 177% from the same period in 2015

•	Working Capital (current assets minus current liabilities), up 37% from the year ended December 31, 2015*

•	Cash Flow Positive!

*(In addition, on May 5, the Company issued 238,638 shares to me to extinguish certain short term cash advances I had made to help seed the company. On a pro-forma basis, assuming this had taken place on March 31, 2016, this would represent a working capital pro-forma increase of 52% compared to December 31, 2015. In layman’s language, I chose to be repaid the $410,535 debt, not in cash, but in stock, at the closing price as of May 4, 2016, $1.72/share. I did so, because in my opinion, the stock is underpriced, and I believe in the prospects of the company going forward.)

The story is even better when one looks into further detail.

1	Currently, the company has no institutional debt.
2	The company is sitting on a substantial amount of cash, with additional cash expected to come from contracted deal flow since the end of the March 31, 2016 reporting period.
3	Our programs continue to secure more and more broadcast deals worldwide. Our brands continue to secure more and more consumer products licensees. These two combined are expected to continue to fuel the business growth.
4	We have three new content initiatives in our pipeline featuring established brands, highly recognized creative talent, retailers, and licensees, all of which we expect to announce during the next 45 days prior to Licensing Show in Las Vegas, on June 21.

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Speaking of Licensing Show, we have over 100 meetings scheduled during the three-day conference. They include top licensees in all categories such as toys, electronics, apparel, and publishing, as well as key retailers with whom we are in business such as Toys R Us, Target, and Hot Topic, among others. Our stand at Licensing Show will feature five key properties (Baby Genius, Thomas Edison’s Secret Lab, Secret Millionaires Club, Stan Lee Comics, and SpacePOP, and we will do a sneak peek ‘whisper’ launch of 2 others).  We will be exhibiting amongst the top licensors in the world, e.g. The Walt Disney Company, Mattel, Hasbro, Nickelodeon, Cartoon Network and others. The pre-show calendar’s huge numbers of ‘requests for appointments’, has given us cause for optimism.

Prior to Licensing Show, we will be launching our upcoming SpacePOP series on June 6, 2016, with some of the most exciting animated content I have been a part of in my career.

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Having produced over 5,000 episodes of animated content and having been a part of numerous billion dollar brands from Strawberry Shortcake to Care Bears, to Super Mario Brothers and Sonic the Hedgehog, Alvin and the Chipmunks, and Ghostbusters, I don’t make such a remark lightly. We already have all the major merchandise categories licensed and under contract, including toys, games, publishing, apparel, confection, beauty, music, and video. Key licensees and media launch partners range from Macmillan to Sony Music, Sony Pictures Home Entertainment, and YouTube. SpacePOP now has several major retailers as launch partners and a team of major blogger Influencers with millions of followers, who will be creating fireworks across social media in the tween girl demo starting in June through the summer until the hard launch of product occurs at retail in October. SpacePOP is poised to become a defining breakthrough brand.

For those who are not familiar with SpacePOP...

“Five princesses go underground and lead a double life in a rock band as they join up with the rebel forces to free the Planets of the Pentangles from the Evil Empress Geela, and her oppression of goodness, girl power, and music.” (Think: Spice Girls meets Star Wars!) They even have their own ‘Space Pets’ which will be appearing as adorable plush dolls with their own unique characteristics.

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Most of all, SpacePOP is GREAT, GREAT music. Here is a link to the first half dozen songs. After you get to the end of this letter, come back and put on your ear buds and enjoy!

SpacePOP Songs (Click to Listen)

(I can't decide which one I like best. ‘Start Something Big’  is a killer main title song. ‘Unstoppable’ and ‘By My Side’ make you want to get up and dance. 'Stitches' is an awesome cover.)

SPACEPOP
NOT YOUR AVERAGE PRINCESSES
TM
Galactic Debut in Summer 2016!
GENIUS BRANDS INTERNATIONAL

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During this reporting period, Genius Brands also participated in the Berkshire Hathaway annual meeting. Though we are not a Berkshire Hathaway company, I can say proudly, we were invited to participate by Warren Buffett and have a stand on the exhibition floor. All of the products from the series “Warren Buffett’s Secret Millionaires Club”, were on display and for sale. Books, videos, games, etc. The entire inventory of almost 2,000 pieces was SOLD OUT. Meanwhile, Warren was asked a spontaneous question, by one of the shareholders, about our series, and his answer, which was streamed live on Yahoo Finance, is linked below. We are very proud.

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SMC discussed at Berkshire Hathaway 2016 (Click here)

Having said all of the above, perhaps the most important news to occur regarding Genius Brands this quarter, was not about Genius Brands at all. Rather, it was about DreamWorks Animation.

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On April 28, Comcast announced that it was buying DreamWorks Animation for $3.8 billion dollars, affirming the importance and value of a company able to create a consistent flow of animated characters.

DreamWorks Animation was founded by Jeffrey Katzenberg as a startup animation studio, with its IPO on Oct 27, 2004 (ticker symbol: DWA). In the less than 12 years that followed, how did it go from a startup company, to be sold for $3.8 billion dollars? The story is not dissimilar from Marvel, which was sold to Disney for a similar sum, after a similar period of asset creation. It’s about the creation of timeless international animated properties for kids, animated properties which can be licensed over and over again, worldwide, across all distribution platforms (e.g. theaters, broadcast television, cable networks, digital networks, satellite networks, Netflix, Amazon, Hulu, YouTube, video games, home entertainment, and platforms yet to be invented). Animated properties which can then in turn be licensed into toys, publishing, music, apparel, electronics, plush, games, costumes, school supplies, backpacks, party goods, vitamins, food products, soft goods, room décor, and hundreds if not thousands of products.

The core business of DreamWorks Animation is based on the same four items as that of Genius Brands International.

•	WE CREATE ANIMATED CHARACTERS
•	WE PRODUCE ANIMATED STORIES
•	WE DISTRIBUTE THE ANIMATED CONTENT, GLOBALLY
•	WE LICENSE MERCHANDISE BASED ON THE CONTENT, GLOBALLY

No one is suggesting that we are DreamWorks Animation, but we are focused on the same core elements.

Just as DreamWorks Animation over the last 12 years has grown valuable franchises such as Shrek and Kung Fu Panda, we at Genius Brands are growing valuable franchises such as:

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We have three additional aspects of our company which we think actually make us particularly attractive.

•	Low Overhead - We don’t maintain a studio campus of 2,000 employees as DreamWorks Animation. Instead, we are a small but highly accomplished, core team of about 20 people, through which we carefully control and outsource our labor intensive and production service work.
•	Enrichment - As much as possible, we focus on entertainment content that has enrichment built into it, because we believe that will be more valuable than content which is solely entertainment based without enrichment.
•	We have our own channel, video label, and music label - We have our own channel, “KID GENIUS” distributed through Comcast. Channels are valuable in their own right, but they also promote our brands, thus driving the merchandise sales. Today we are in all 21 million Comcast households and are aiming towards carriage of the Kid Genius Channel in 60 million US TV households by year end. Kid Genius branded content, is distributed across our video label, and our music label via recently announced 5 and 10 year distribution deals with Sony Music, and Sony Pictures Home Entertainment, respectively.

Children’s animated properties have proven value. Their ownership is attractive to networks, motion picture studios, phone companies, digital broadcasters, satellite companies, hardware companies, even breakfast cereal companies. Tom & Jerry was first made in 1940. It is still popular today. The first cartoons I worked on as a writer were Flintstones, Smurfs  and Scooby Doo at Hanna Barbera studios (later sold to Turner/Time Warner). They are still seen worldwide today. The first cartoon I made on my own was Inspector Gadget in 1982. It is still seen worldwide and a new iteration of it was sold to Netflix this year, 2016.

Take away the Walt Disney Company, of course, and now DreamWorks Animation, and there are precious few companies that are able to do what Genius Brands can do. Precious few that have the proven talent, experience, and pipeline of animated properties which can excite and entertain kids, and stimulate sales of consumer products therefrom.

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…in a way of speaking, we are becoming one of the last oases in the desert.

Genius Brands International is still a young company today with a modest market cap. But we are a dynamic company. We are growing quickly, and creating a valuable library of increasingly recognized characters, with global appeal. We believe that we have a competitive business plan, highly accomplished management, and a smart and seasoned board of directors. We have plenty of rocket fuel in our engines. As evidenced by our 10-Q filed today, and our numbers continue to improve. Our catalogue continues to grow, our pipeline is robust, and we are extremely enthusiastic about the company’s prospects. Lastly, we have filed our application to move from OTC to NASDAQ, and our plan is to pursue that in the next upcoming quarters.

Sincerely,

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

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